Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Williams Industrial Services Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other(3)	1,000,000	(2)	$1.64	(3)	$1,640,000	$92.70 per $1,000,000	$152.03
Total Offering Amounts							$1,640,000		$152.03
Total Fee Offsets									$0.00
Net Fee Due									$152.03

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall also cover an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”), that may become issuable under the 2015 Equity Incentive Plan, as amended and restated (the “Plan”) by reason of any stock splits, stock dividends, reorganizations, mergers, consolidations, recapitalizations or other similar transactions.

(2)	Represents additional shares of Common Stock reserved for issuance under the Plan, as a result of the amendment and restatement of the Plan approved at the 2022 Annual Meeting of Stockholders.

(3)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Stock as reported on the NYSE American LLC on June 3, 2022.